EX-99.j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 26, 2026, relating to the financial statements and financial highlights of Nomura Emerging Markets Fund (formerly Macquarie Emerging Markets Fund), a series of Delaware Group Global & International Funds, which are included in Form N-CSR for the year ended November 30, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

March 27, 2026